Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-38345, No. 333-61067, No. 333-82220 and No. 333-102947 pertaining to the 1997 Stock Option Plan, the 1998 Equity Participation Plan, the 2001 Equity Participation Plan and the 2002 Equity Participation Plan) and Form S-3 (No. 333-42374, No. 333-83412, No. 333-86552, No. 333-96811 and No. 333-100757) of PriceSmart, Inc. of our report dated April 21, 2006 (June 26, 2006 as to Note 15) relating to the consolidated financial statements of PSMT México, S. A. de C. V. and subsidiaries as of December 31, 2005, and for the year then ended (which report expresses an unqualified opinion and includes explanatory paragraphs discussing 1) substantial doubt regarding PSMT Mexico S.A. de C. V. and subsidiaries’ ability to continue as a going concern and 2) the reference to the reconciliation of consolidated net loss and consolidated stockholders’ equity from accounting principles generally accepted in Mexico to accounting principles generally accepted in the United States of America) included in PriceSmart, Inc.’s Annual Report (Form 10-K/A Amendment No. 2) for the year ended August 31, 2005.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu

/s/    JUAN ANTONIO RODRIGUEZ ESPINOLA

C.P.C. Juan Antonio Rodríguez Espínola

Mexico City, Mexico

June 29, 2006